Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-193794 of our reports dated March 5, 2014, relating to the consolidated financial statements and financial statement schedule of Verso Paper Holdings LLC and the effectiveness of Verso Paper Holdings LLC’s internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Memphis, TN

July 2, 2014